SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

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LVIP UBS Large Cap Growth RPM Fund,

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

(the “Trust”)

LVIP UBS Large Cap Growth RPM Fund

(the “Fund”)

Dated: December 3, 2012

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Trust, held on June 11-12, 2012 (the “Meeting”), the Board approved a new investment sub-advisory agreement (the “New Sub-Advisory Agreement”) for the Fund between the Fund’s investment adviser, Lincoln Investment Advisors Corporation (the “Adviser”) and UBS Global Asset Management (Americas) Inc. (“UBS”).

On March 31, 2010, the Trust received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into or materially amend the Fund’s investment sub-advisory agreements with sub-advisers without obtaining shareholder approval. Accordingly, approval of the New Sub-Advisory Agreement does not require a shareholder vote.

We are not asking you for a proxy, and you are requested not to send us a proxy,

with respect to this sub-adviser change. This document is for informational purposes only and you are not required to take any action.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement whenever a sub-advisory agreement is entered into or materially amended. This Information Statement presents details regarding the New Sub-Advisory Agreement.

I.	Background

At the Meeting, the Adviser recommended and the Board, including all of the Independent Trustees, approved the New Sub-Advisory Agreement with UBS on behalf of the Fund to be effective as of September 21, 2012. The New Sub-Advisory Agreement replaced the prior sub-advisory agreement (the “Prior Sub-Advisory Agreement”) between the Adviser and Janus Capital Management LLC dated April 30, 2007, which was last approved by the Board on September 12, 2011. Under the terms of the New Sub-Advisory Agreement, UBS makes investment decisions for the Fund assets that the Adviser allocates to UBS and continuously reviews, supervises and administers the Fund’s investment program with respect to such assets.

II.	Board Considerations on the New Sub-Advisory Agreement

The Independent Trustees met in executive session with their independent legal counsel and reviewed materials provided by the Adviser and UBS to consider approval of the New Sub-Advisory Agreement. In addition, the Independent Trustees were advised of their fiduciary duties pertaining to approval of the New Sub-Advisory Agreement and the factors that they should consider in approving such agreement by their independent legal counsel. In considering approval of the New Sub-Advisory Agreement, the

Independent Trustees did not identify any single factor or group of factors as all-important or controlling and considered all factors together. The Independent Trustees reported that they had considered the following factors, among others, and reached the following conclusions with respect to their recommendations to the Board of Trustees.

The Independent Trustees considered, among other things, the nature, extent and quality of services proposed to be provided by UBS under the New Sub-Advisory Agreement. The Independent Trustees noted that the New Sub-Advisory Agreement contains similar terms as those in place under the current sub-advisory agreements for the other funds in the Trust, except that the New Sub-Advisory Agreement provides that the sub-adviser manages only a portion of the Fund’s assets and is paid only on the assets managed.

The Independent Trustees considered an in-person presentation by UBS that described its investment philosophy and disciplined approach, emphasis on fundamental research, and focus on risk management. The Independent Trustees also considered the returns and standard deviation of the UBS US Large Cap Growth composite provided by the Adviser compared to average returns of the Lipper Large-Cap Growth Funds, the Fund’s return, and the Russell 1000 Growth Index over various time periods from August 2004 – March 2012. The Independent Trustees reviewed the background of the investment professionals proposed to service the Fund and information provided regarding portfolio manager compensation, trading and brokerage arrangements, soft dollar policies, disaster recovery/business continuity plan and its compliance program and regulatory matters. The Independent Trustees concluded that the services to be provided by UBS were expected to be satisfactory.

With respect to the sub-advisory fee to be paid to UBS, the Independent Trustees considered that the rate of the proposed sub-advisory fee, which includes breakpoints and is lower than the current sub-advisory fee schedule, was negotiated between the Adviser and UBS, an unaffiliated third party, and that the Adviser would compensate UBS from its fee and concluded that the proposed sub-advisory fee was reasonable.

Based on all the information considered and conclusions reached, the Board, including the Independent Trustees, determined that the terms of the New Sub-Advisory Agreement are fair and reasonable and that approval of the New Sub-Advisory Agreement is in the Fund’s best interests. The Board unanimously approved the New Sub-Advisory Agreement.

III.	The New Sub-Advisory Agreement

The New Sub-Advisory Agreement is dated September 21, 2012 and has an initial one-year term. Thereafter, continuance of the New Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Other than the effective date and the name of the sub-adviser, the New Sub-Advisory Agreement is generally the same in all material respects to the Prior Sub-Advisory Agreement. Under the New Sub-Advisory Agreement, UBS will make investment decisions for the Fund assets that the Adviser allocates to UBS and continuously review, supervise and administer the Fund’s investment program with respect to such assets. The New Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of the Fund’s outstanding voting securities; (b) the Adviser on at least sixty days’ written notice to UBS; or (c) UBS on at least ninety days’ written notice to the Adviser. The New Sub-Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment, its delegation, unless the Adviser has by prior written consent agreed to the delegation, or in the event the investment management agreement between the Adviser and the Trust terminates for any reason.

The Fund paid the Adviser investment advisory fees at an aggregate annual rate of 0.67% of net assets or $2,422,831 for the fiscal year ended December 31, 2011. The Adviser, in turn, paid sub-advisory fees for the Fund at an aggregate annual rate of 0.38% of net assets or $1,395,655 for the fiscal year ended December 31, 2011. Had the New Sub-Advisory Agreement been in effect for that same time period, the Adviser would have paid sub-advisory fees to the Sub-Adviser at an aggregate annual rate of 0.32% of net assets or $1,161,096, a decrease of 17% as compared to the Prior Sub-Advisory Agreement.

IV.	Information About UBS

UBS is located at 1285 Avenue of the Americas, New York, New York 10019. As of September 30, 2012, UBS managed approximately $152 billion in assets. UBS is an indirectly, wholly-owned subsidiary of UBS AG and a member of the UBS Global Asset Management division, which had approximately $625 billion in assets under management worldwide, as of September 30, 2012. UBS AG is an internationally diversified organization headquartered in Zurich and Basel, Switzerland, with operations in many areas of the financial industry.

The following table provides the name and principal occupation of UBS’s directors and executive officers.

Name	Principal Occupation
Shawn Lytle[1]	Head of Americas, President & Chief Executive Officer, Managing Director and Board Director
Mark F. Kemper[2]	General Counsel, Chief Legal Officer, Secretary, and Managing Director
Joseph M. McGill[1]	Chief Compliance Officer and Managing Director
John C. Moore[2]	Head of Financial Control – Americas, Chief Financial Officer, Treasurer. Managing Director, and Board Director
Barry M. Mandinach[1]	Chief Marketing Officer – Americas, Vice President, Managing Director, and Board Director

1.	The business address for Shawn Lytle, Joseph M. McGill, and Barry M. Mandinach is 1285 Avenue of the Americas, New York, NY 10019.
2.	The business address for Mark F. Kemper and John C. Moore is One North Wacker Drive, Chicago, IL 60606.

A.	Comparable Funds

UBS currently manages other accounts or funds having similar investment objectives and strategies to the Fund.

UBS provides investment advisory or sub-advisory services with respect to the funds listed below, which have investment objectives and strategies similar to those of the Fund. Although the investment objectives and strategies of the funds listed below may be similar to the Fund’s, the nature of services UBS provides may be different.

Comparable Funds*	Contractual Fee (including breakpoints)	Assets under Management (as of 9/30/2012)
Funds 1 and 2	0.40% of first $25 million 0.35% of next $225 million 0.25% of next $1.75 billion 0.20% over $2 billion	$1,409 million
Fund 3	0.35% of first $100 million 0.33% of next $150 million 0.30% of next $250 million 0.25% of next $500 million 0.23% of next $500 million 0.21% of next $500 million 0.20% over $2 billion	$1,364 million
Fund 4	0.32% of first $500 million 0.25% of next $1.5 billion 0.20% over $2 billion	$487 million

*UBS manages an affiliated, privately offered, 1940 Act registered mutual fund whose fees are not provided here, as the investment management fees are determined though investment management agreements with fund investors.

B.	Payments of Commissions to Affiliated Brokers

As of October 18, 2012, UBS had the following affiliated broker-dealers:

UBS Securities LLC; UBS AG; UBS Limited; UBS Investment Bank; UBS Financial Services Inc.; UBS Securities France S.A.; UBS Deutschland AG; UBS Securities España SV, SA.; UBS Menkul Degerler AS; UBS Italia Sim S.p.A.; UBS South Africa (Pty) Limited; UBS Securities Canada Inc.; UBS Securities Asia Limited; UBS Securities Pte. Ltd; UBS Securities Japan Ltd.; UBS New Zealand Ltd; UBS AG Dubai Branch; UBS Securities Pte. Ltd., Seoul Branch; UBS Securities Malaysia; UBS Securities India Private Ltd; UBS Securities Australia Ltd; UBS Securities Singapore Pte. Ltd; OOO UBS Bank; UBS Securities CJSC; ZAO UBS Securities; UBS Trading SA; UBS (Luxembourg) S.A; UBS (Luxembourg) S.A. Austria Branch; UBS Belgium SA/NV; UBS Asesores México, S.A. de C.V; UBS Global Asset Management Funds Ltd; UBS Fund Services (Cayman) Ltd; UBS Fund Services (Ireland) Limited; UBS Global Asset Management (US) Inc.; and UBS Fund Services (USA) LLC.

As of October 18, 2012, UBS had the following other affiliated entities: Bell Financial Group Ltd.; Bids LLC; Bonds.com Group Inc.; Equilend; Hyannis Port Research Inc.; ICAP IEB Z Limited; Manatara Inc.; OTCDeriv Limited; SIX Group AG; TheMarkets LLC; Turquoise Global Holdings Limited; UNX Companies LLC; Volbroker.Com Limited and Yieldbroker Pty Limited.

The purchase of any securities issued by UBS AG or any affiliate listed above is prohibited. For the Fund assets it manages, UBS will not trade with affiliated broker-dealers, including the list of broker-dealers provided above. Also, UBS prohibits trading on a principal or “risk-less principal” basis with any affiliate.

The Fund paid $32,839 in brokerage commissions to UBS affiliated broker-dealers for the fiscal year ended December 31, 2011. This amount was approximately 5% of the Fund’s total brokerage commissions for the fiscal year ended December 31, 2011.

V.	Purchases of UBS’s Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving UBS or any entity controlling, controlled by or under common control with UBS.

VI.	Ownership of Shares

As of October 5, 2012, the Fund had 12,309,232 outstanding Standard Class shares and 2,456,532 outstanding Service Class shares. Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable Contracts are the beneficial owners/shareholders because they direct the voting of the Fund’s shares. As of October 5, 2012, no beneficial owner/shareholder of the Fund’s shares owned 5% or more of the shares.

As of October 5, 2012, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VII.	Other Information

Investment Adviser

The Adviser serves as the Fund’s investment adviser and is located at One Granite Place, Concord, New Hampshire 03301.

Principal Underwriter and Distributor

The Trust’s distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 North Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Fund paid LFD $147,528 for the fiscal year ended December 31, 2011.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Investment Services Company, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers-for the fiscal year ended December 31, 2011.

Administrator

The Trust’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1300 S. Clinton St., Ft. Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. The Fund paid Lincoln Life $36,304 for the fiscal year ended December 31, 2011.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

Annual and Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Report and any Semi-Annual Report without charge, by calling
1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

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